December 10, 2024

Nick Taylor
Chief Financial Officer
Genius Sports Limited
1st Floor, 27 Soho Square
London, W1D 3QR

       Re: Genius Sports Limited
           Form 20-F for Fiscal Year Ended December 31, 2023
           File No. 001-40352
Dear Nick Taylor:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services